Exhibit 21

            Subsidiaries of Integra LifeSciences Holdings Corporation

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Name of Subsidiary                                     State of Incorporation or Organization
------------------                                     --------------------------------------

1. Camino NeuroCare, Inc                               Delaware
2. Heyer-Schulte NeuroCare, Inc.                       Delaware
3. Integra LifeSciences Corporation                    Delaware
4. Integra NeuroCare LLC                               Delaware
5. LifeSciences Services Corporation                   Delaware
6. NeuroCare Holding Corporation                       Delaware
7. Redmond NeuroCare LLC                               Delaware
8. Rystan Company, Inc.                                New Jersey
9. Telios Pharmaceuticals, Inc.                        Delaware
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